ImmuCell Announces Financial Results for Second Quarter of 2010

PORTLAND, ME -- (Marketwire - August 05, 2010) - ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three-month and six-month periods ended June 30, 2010.

For the three-month period ended June 30, 2010, product sales increased by 8%, or $77,000, to $1,078,000 in comparison to the same period in 2009. For the six-month period ended June 30, 2010, product sales decreased by 3%, or $71,000, to $2,389,000 in comparison to the same period in 2009. Year-to-date domestic sales increased by approximately 8%, but this increase was more than offset by a decline in foreign sales. As of June 30, 2009, the backlog of First Defense® orders aggregated $287,000. There was no backlog as of June 30, 2010.

"In this economy and specifically in this dairy market with low milk prices and high feed costs, we are fortunate to see an 8% increase in our domestic product sales," commented Michael F. Brigham, President and CEO. "We believe that the level of domestic sales of First Defense® that we are seeing, at a time when our customers are taking cost-cutting measures, indicates the value of this technology to producers."

The loss before income taxes was $(37,000) during the three-month period ended June 30, 2010 in comparison to a loss before income taxes of $(283,000) during the same period in 2009. The net loss was $(6,000), or less than $(0.01) per share, during the three-month period ended June 30, 2010 in comparison to a net loss of $(148,000), or $(0.05) per share, during the same period in 2009. The loss before income taxes was $(102,000) during the six-month period ended June 30, 2010 in comparison to a loss before income taxes of $(319,000) during the same period in 2009. The net loss was $(60,000), or $(0.02) per share, during the six-month period ended June 30, 2010 in comparison to a net loss of $(182,000), or $(0.06) per share, during the same period in 2009.

Cash, cash equivalents and short-term investments decreased by 8%, or $369,000, to $4,217,000 at June 30, 2010 as compared to $4,585,000 at December 31, 2009. Stockholders' equity decreased by less than 1%, or $45,000, to $9,577,000 at June 30, 2010 as compared to $9,622,000 at December 31, 2009. The Company had 2,971,000 shares of common stock outstanding as of June 30, 2010.

Other news/milestones:
In July, we entered into a Development and Manufacturing Agreement with Lonza Sales Ltd. of Basel, Switzerland. This contract covers terms under which we will pay Lonza to exclusively i) adapt our proprietary Nisin manufacturing process at commercial scale and ii) manufacture the Nisin Active Pharmaceutical Ingredient for use in Mast Out®, which is subject to approval by the U.S. Food and Drug Administration before any sales can be made. Financial obligations of the Company to Lonza are staged on a commitment-by-commitment basis, as the intended development process is conducted. Lonza is one of the world's leading suppliers to the pharmaceutical, healthcare and life science industries.

                                        (Unaudited)         (Unaudited)
                                     Three Months Ended   Six Months Ended
                                          June 30,            June 30,
                                     ------------------  ------------------
(In thousands, except per share
 amounts)                              2010      2009      2010      2009
                                     --------  --------  --------  --------
Revenues:
Product Sales                        $  1,078  $  1,000  $  2,389  $  2,461
Other Revenues                              1         1         2         2
                                     --------  --------  --------  --------
Total Revenues                          1,079     1,001     2,391     2,463

Cost and expenses:
Product costs                             459       513     1,032     1,253
Product development expenses              333       489       739       921
Sales, marketing and administrative
 expenses                                 333       315       741       677
                                     --------  --------  --------  --------
Total costs and expenses                1,125     1,317     2,512     2,851
                                     --------  --------  --------  --------

Net operating loss                        (46)     (316)     (121)     (388)

Interest and other income                   9        33        19        69
                                     --------  --------  --------  --------

Loss before income taxes                  (37)     (283)     (102)     (319)
Income tax benefit                        (31)     (135)      (42)     (137)
                                     --------  --------  --------  --------
Net loss                             $     (6) $   (148) $    (60) $   (182)
                                     ========  ========  ========  ========

Net loss per common share:
Basic                                $  (0.00) $  (0.05) $  (0.02) $  (0.06)
Diluted                              $  (0.00) $  (0.05) $  (0.02) $  (0.06)
                                     ========  ========  ========  ========

Weighted average common shares
 outstanding:
Basic                                   2,971     2,971     2,971     2,947
Diluted                                 2,971     2,971     2,971     2,947

                                                 At June 30,    At December
(In thousands)                                       2010         31, 2009
                                                -------------  -------------
Cash, cash equivalents and short-term
 investments                                    $    4,217     $    4,585
Total assets                                         9,905          9,985
Net working capital                                  5,962          5,944
Stockholders' equity                            $    9,577     $    9,622

Our purpose is to create scientifically-proven and practical products that result in a measurable economic impact on animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at our web-site (http://www.immucell.com).

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106